Exhibit 5.1

Troutman Pepper Locke LLP 600 Travis St., Suite 2800 Houston, TX 77002 troutman.com

April 15, 2025

Nutex Health Inc.

6030 S. Rice Ave, Suite C

Houston, Texas 77081

Re:	Registration Statement on Form S-3; 78,424 shares of Nutex Health Inc. Common Stock, $0.001 par value per share

Ladies and Gentlemen:

We have acted as special counsel to Nutex Health Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the resale from time to time by the selling stockholders of the Company named in the Registration Statement of an aggregate of up to 78,424 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon the exercise of outstanding warrants (the “Warrants”). The Warrants were issued by the Company pursuant to the terms of (i) the Managing Dealer Agreement, by and between the Company and Emerson Equity LLC (“Emerson”), dated October 7, 2019, (ii) the Managing Dealer Agreement, by and between the Company and Emerson, dated as of June 15, 2020, (iii) the Stock Purchase Warrant issued to Emerson on March 18, 2022, and (iv) the Placement Agent Agreement, by and between the Company and Emerson, dated July 27, 2023 (collectively, the “Agreements”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Warrant Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied, without verification, upon certificates of public officials and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state antifraud law, rule or regulation relating to securities or to the sale or issuance thereof.

On the basis of the foregoing and subject to the qualifications set forth herein, we are of the opinion that the Warrant Shares, when issued and delivered against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Troutman Pepper Locke LLP